Exhibit 10.11

AGREEMENT REGARDING REIMBURSEMENT OF CERTAIN EXPENSES

This Agreement (this “Agreement”) is made and entered into as of May 8, 2017, by and between Global Medical REIT Inc., a Maryland corporation (the “Company”) and Inter-American Management LLC, a Delaware limited liability company (the “Manager”).

Reference is made to that certain Amended and Restated Management Agreement made and entered into as of July 1, 2016, by and between the Company and the Manager (the “Management Agreement”).

Defined terms used and not otherwise defined herein shall have the meanings set forth in the Management Agreement.

Background

Under the terms of the Management Agreement, one of the Manager’s duties is to provide the Company with executive and administrative personnel. The Manager is not entitled to be reimbursed by the Company for the wages, salaries and benefits of officers of the Company who are employed by the Manager and provided to the Company. Nevertheless, the Manager has requested that the Company reimburse the Manager for a portion of the annual salary of a newly-hired employee of the Manager who has been appointed by the Board of Directors of the Company to serve as the General Counsel and Secretary of the Company and who will be substantially dedicated to the Company. The Board has considered the benefits to the Company of having a General Counsel and Secretary who is substantially dedicated to the Company and has determined that the partial reimbursement requested by the Manager for such an officer is advisable and in the best interests of the Company, subject to the terms and conditions of this Agreement.

Agreement

In consideration of the mutual promises and obligations of the Company and the Manager under the Management Agreement and in this Agreement, the Company and the Manager now wish to enter into this Agreement.

For a period of one year commencing on May 8, 2017, the Company agrees to reimburse the Manager for $125,000 of the annual salary of a newly-hired employee of the Manager named Jamie Allen Barber, who has been appointed by the Board of Directors of the Company to serve as the General Counsel and Secretary of the Company (the “General Counsel and Secretary”). Such reimbursement shall be paid in arrears in 12 equal monthly installments beginning after the end of the month of May 2017. Such monthly installments shall continue to be paid for so long as the General Counsel and Secretary continues to be primarily dedicated to the Company in the capacity as its General Counsel and Secretary.

Any amendment of this Agreement, or any renewal or extension of its one year term, shall be subject to the mutual agreement of the Parties and to the approval of the Board of Directors of the Company.

Other than as set forth in this Agreement above, all of the other respective rights and obligations of the parties under, and all other terms, conditions and provisions of, the Management Agreement shall continue in full force and effect during the term thereof.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

GLOBAL MEDICAL REIT INC.

By:	/s/ Don McClure
Name:	Don McClure
Title:	Chief Financial Officer

THE MANAGER:

INTER-AMERICAN MANAGEMENT LLC

By:	/s/ Jeffrey Busch
Name:	Jeffrey Busch
Title:	President